Exhibit 99.1

Pacific Biometrics, Inc. Closes on $2.5 Million Financing with Laurus Funds

    SEATTLE--(BUSINESS WIRE)--June 7, 2004--Pacific Biometrics, Inc. (OTCBB:PBME) today announced it has completed a $2.5 million financing with Laurus Master Fund, Ltd. (Laurus Funds), a private equity fund based in New York City specializing in providing financing to small- and mid-capitalization companies.
    The financing consisted of a $2.5 million Secured Convertible Term Note with a term of three years. In addition, the Company issued to Laurus warrants to purchase up to 681,818 shares of common stock at an exercise price of $1.25 per share. Specific details of this transaction may be found in the Company's Form 8-K filed with the Securities and Exchange Commission on June 7, 2004.
    Ron Helm, chief executive officer of Pacific Biometrics, commented, "We are very pleased to have this financing in place with Laurus Funds and look forward to our continuing working relationship with them. This financing provides us with additional working capital to support our business plans and expand our capabilities to serve our clients better."

    About Pacific Biometrics, Inc. (PBI)

    Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, osteoporosis, diabetes and nutrition. The PBI laboratory is accredited by the College of American Pathologists and is one of only three U.S. based laboratories approved and accredited by the Center for Disease Control (CDC) as a Cholesterol Reference Laboratory. PBI's clients include many of the world's largest pharmaceutical, biotech and diagnostic companies.
    Recently, the Washington Fast 50, sponsored by Deloitte Touche, honored Pacific Biometrics as one of the 50 fastest growing companies in the State of Washington.
    Pacific Biometrics also owns several patented and patent-pending technologies, including an advanced, proprietary, isothermal DNA amplification technology, and a gene-based cell viability technology to distinguish live from dead cells in a broad range of diagnostic applications.
    For more information about Pacific Biometrics, visit the company's Web site at www.pacbio.com or contact us at 206-298-0068.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements including, but not limited to, our strategic planning and business development plans, our working capital, our future growth, and the viability and acceptance of our products and services in the market. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, our ability to bid on and win laboratory services contracts, the success of our marketing and business development efforts, competition in the industry, and our ability to manage growth, as well as the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-KSB for the year ended June 30, 2003, and our Form 10-QSB for each of the quarters ended March 31, 2004, December 31, 2003, and September 30, 2003).

    CONTACT: Pacific Biometrics
             Brenda Ready, 206-298-0068
             or
             KCSA Worldwide
             Evan Smith, CFA, 212-896-1251
             Erica Pettit, 212-896-1248